Exhibit 10.1

      [First Keystone Financial, Inc. Letterhead]














                  December 11, 2006

Steven N. Stein
Financial Stocks Capital Partners IV L.P.
441 Vine Street
Suite 507
Cincinnati, Ohio  45202

     Re:  First Keystone Financial, Inc. (the "Company")

Dear Mr. Stein:

     In connection with Financial Stocks Capital Partners IV L.P.'s ("FSCP") agreement to purchase 240,000 shares of common stock of the Company pursuant to that certain subscription agreement between FSCP and the Company of even date herewith as part of the private placement (the "Offering") by the Company of 400,000 shares of the common stock thereof (the "Common Stock"), the Company agrees to appoint, subject to receipt of the non-objection of the Office of Thrift Supervision ("OTS"), a representative of FSCP to the Boards of Directors of the Company and First Keystone Bank (the "Bank"), the Company's wholly owned subsidiary. It is our understanding that the representative of FSCP will be Ned Vidinli. We will appoint him to the class of directors whose terms end with the annual meeting of stockholders to be held in 2010. We also commit to use our best efforts to obtain the OTS' non-objection to the appointment of Mr. Vidinli and to appoint him to the Boards promptly after receipt of such non-objection. If the OTS objects to the appointment of Mr. Vidinli, we agree to work with you to obtain OTS non-objection to an alternative representative of FSCP.

     We appreciate your investment in and commitment to the Company's future.

                                   Very truly yours,

                                   /s/Thomas M. Kelly
                                   Thomas M. Kelly

Agreed and Accepted on Behalf of
  Financial Stocks Capital Partners IV L.P.
  By: Finstocks Capital Management IV, LLC, its sole General Partner
By:  /s/Steven N. Stein
     __________________
Name: Steven N. Stein
Title:   Chairman and CEO